FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company estimates $15 million to $31 million in catastrophe losses related to Hurricane Katrina after considering the impact of reinsurance, reinstatement premiums and tax benefits

CEDAR RAPIDS, IA – September 20, 2005 – United Fire & Casualty Company (NASDAQ: UFCS) today announced a preliminary estimate of approximately $15 million to $31 million in catastrophe losses related to Hurricane Katrina after considering the impact of reinsurance, reinstatement premiums and tax benefits.

“Hurricane Katrina is one of the worst storms to hit our country in decades,” said President & CEO John A. Rife. “The damage caused by this hurricane is horrific, resulting in devastating loss to both individuals and businesses in Alabama, Louisiana, Mississippi, Florida and Tennessee.

“Many areas have been completely obliterated by the storm and people have been left without the basic necessities of food, water and shelter for survival. We understand that this is a very dire time for those living in hurricane-ravaged areas and we express our heartfelt concern for their safety.”

United Fire’s loss estimates were derived from the review of specific exposures and independently prepared modeling of the path of Hurricane Katrina. This is currently the best information available to the company. Actual losses incurred from Hurricane Katrina may differ materially from the preliminary estimated losses.

Several factors are contributing to uncertainty in the process of estimating losses, including the inability to reach many of the affected areas and the potential for legal and regulatory issues that may arise related to the settlement of claims. The company anticipates that it will be several months before it can determine the amount of its actual losses.

Based upon the preliminary analysis, United Fire anticipates that its exposure to Hurricane Katrina will be concentrated in the state of Louisiana, with minimal losses in the states of Mississippi, Alabama, Tennessee and Florida. The initial estimate of the exposure to Hurricane Katrina is between $15 million to $31 million in catastrophe losses related to Hurricane Katrina after considering the impact of reinsurance, reinstatement premiums and tax benefits. This would result in a reduction in earnings per share of between $.63 and $1.32 for the third quarter of 2005. The company’s net income through the first six months of 2005 was $59.5 million, or $2.60 per share.

Rife continued, “In much of the affected region, our storm teams are on-site, settling claims, issuing partial payments and offering assistance and support in this time of need. Certain areas impacted by the storm are inaccessible to our adjusters. As these sections are opened, we will be able to move into these areas to continue adjusting claims.

“As for our employees who live and work in the New Orleans area, we have temporarily relocated 23 people to our Galveston office. Thankfully, they all survived, but some of them have lost virtually everything and were still in various stages of shock when I met with them two weeks ago. It was an emotional meeting and we will continue to support and counsel them. Also, the employees of United Fire Group have personally donated funds and supplies to assist our affected New Orleans employees. I am extremely proud of the generosity and support shown by all within our organization.”

United Fire Group is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For more information about United Fire Group and its products and services, visit our website at www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “will be,” “will promote,” “might,” “hope,” “encouraging,” “optimistic” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and stock exchange policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of domestic and global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

END